Exhibit 99

               River Valley Bancorp Announces Quarterly Dividend,
                  trust preferred sale and Resumption of Stock
                               Repurchase Program

Contact: Matthew P. Forrester - President, CEO
         River Valley Bancorp
         (812) 273-4949

Madison, Indiana -- March 18, 2003 -- River Valley Bancorp (NASDAQ: RIVR), an Indiana corporation (the "Corporation") and holding company for River Valley Financial Bank, based in Madison, Indiana, announced today that River Valley Bancorp has declared a cash dividend of $0.25 per share of its Common Stock for the quarter ending March 31, 2003. The dividend is payable April 11, 2003 to the holders of record on March 28, 2003. This dividend represents the twenty-fourth consecutive dividend paid by the Corporation.

The Corporation also announced that it has agreed to issue $7,000,000 of trust preferred securities with a term of 30 years. The securities will bear interest at the annual rate of 6.4% for five years and thereafter at the annual variable rate of the 3-Month LIBOR plus 3.15%. The transaction is expected to close on March 26, 2003. The proceeds of the offering will be used for general corporate purposes, including the repurchase of the Corporation's shares from time to time. The securities were offered outside the United States in reliance on Regulation S under the Securities Act of 1933. They have not been registered under that Act and may not be offered or sold in the absence of an effective registration statement or exemption from registration requirements.

The Corporation also announced it is resuming its stock repurchase program, and will use the proceeds of the pooled trust preferred securities to fund that program. The board of River Valley Bancorp approved the repurchase of up to 10% of the outstanding shares of the Corporation, or 81,382 shares. These purchases will be made from time to time, subject to market conditions in open market or block transactions.

River Valley Bancorp/River Valley Financial Bank is based in Madison, Indiana and has five locations in the Madison, Hanover Indiana area. A sixth office is opening in Charlestown, IN in April 2003.